UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 27, 2012

PRUCO LIFE INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

Arizona	33-37587	22-1944557
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

213 Washington Street

Newark, New Jersey 07102

(Address of principal executive offices and zip code)

(973) 802-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 27, 2012, Prudential Financial, Inc., a New Jersey corporation (“PFI”), announced that The Prudential Insurance Company of America (“Prudential”) entered into a definitive agreement to acquire The Hartford’s individual life insurance business through a reinsurance transaction. Under the terms of the agreement, Prudential will pay The Hartford cash consideration of $615 million and primarily will receive approximately $7 billion of general account investment assets and corresponding reserves, and rights and obligations with respect to approximately $5 billion in separate account assets and corresponding liabilities, based on statutory balance sheet values as of June 30, 2012. The cash consideration consists primarily of a ceding commission to provide reinsurance for approximately 700,000 Hartford life insurance policies with face amount in force of approximately $135 billion. The benefits and provisions of The Hartford’s in-force life insurance contracts will remain unchanged, and The Hartford’s issuing companies will continue to be the named insurers. Prudential will receive premiums and will be responsible for paying claims and providing customer service and administration. The transaction is expected to close in early 2013, subject to regulatory approvals and customary closing conditions.

In connection with this transaction, Prudential will retrocede to Pruco Life Insurance Company (the “Company”), a subsidiary of Prudential, the portion of the assumed business that is classified as guaranteed universal life insurance (“GUL”) with account values of approximately $3.5 billion as of June 30, 2012. Under this reinsurance agreement, the Company will pay Prudential a ceding commission in an amount to be determined and will provide reinsurance for more than 74,000 GUL policies with a face amount in force of approximately $31 billion. The Company will then retrocede all of the GUL policies to an affiliated captive reinsurance company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 27, 2012

PRUCO LIFE INSURANCE COMPANY.

By:	/s/ Thomas J. Diemer
	Name:	Thomas J. Diemer
	Title:	Chief Financial Officer